Exhibit 10.7

This DEED is made on the 27 day of February 2009

BETWEEN

(1)                                  Montpelier Re Holdings Ltd. of 94 Pitts Bay Road, Pembroke HM08, Bermuda (“Montpelier”); and

(2)           Michael S. Paquette of 45 Rip Road, Hanover, NH 03755 (the “Employee”), together            “the Parties”.

RECITALS

(A)      The Parties wish to amend the service agreement between Montpellier and the Employee dated 11th March 2008 (the “Service Agreement”) as set out herein.

1.              AMENDMENTS

1.1.           Section 2 of the Service Agreement is hereby amended, to read in its entirety as follows:

“2.  Term.  Subject to Section 7, the Executive shall be employed hereunder commencing on or about May 1, 2008 and continuing unless and until terminated by the Company giving to the Executive not less than twelve (12) months’ notice in writing or the Executive giving to the Company not less than six (6) months’ notice in writing, subject always to Sections 7 and 8 below (the “Term”).”

1.2.           Section 8(b) of the Service Agreement is hereby amended, to read in its entirety as follows:

“8.(b)    If the Executive’s employment is terminated by (i) the Company without Cause or (ii) the Executive for Good Reason, then in full satisfaction of the Company’s obligations under this Agreement, the Executive, his beneficiaries or estate, as appropriate, shall be entitled to receive (A) the Accrued Obligations, payable no later than seventy-five (75) days following such termination, (B) continued payment of the Base Salary for a period of twelve (12) months following such termination, less applicable withholding and other deductions, payable bi-monthly in arrears on the day appointed by the Board, (C) medical benefit continuation under the Company’s medical plan for the Executive and his dependents at the Company’s expense for a period of twelve (12) months following such termination, and (D) in the event of a Change of Control by the Company as defined in the LTIP, Group B Benefits under the MRH Severance Plan, as in effect on the date hereof (“Severance Plan”), provided, however, that such Group B Benefits shall be applied against and shall reduce the benefits payable herein under clauses (B) and (C).  The payments and benefits upon termination under clauses (B), (C) and (D) shall be subject to and conditioned upon the Executive’s execution, within sixty (60) days following such termination, of a general release of claims against the Company in the form provided by the Company and, if applicable, within the meaning of the Severance Plan.”

1.3.           These amendments will take effect from 1st March 2009 and except to the extent hereinabove set forth, the Service Agreement shall continue in full force and effect without change or modification.

IN WITNESS WHEREOF, each of the parties hereto has executed this Deed as of the date first above written.

Executed as a deed by MONTPELIER RE HOLDINGS LTD. acting by:

Director	Director/Secretary

/s/ Christopher L. Harris	/s/ Jonathan B. Kim

Executed as a deed by the Employee:

/s/ Michael S. Paquette

Michael S. Paquette